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                                                                  EXHIBIT 3.1



                           ARTICLES OF INCORPORATION

                                       OF

                      FROST HANNA INVESTMENTS GROUP, INC.

                                ARTICLE I - NAME
                 The name of this corporation is Frost Hanna Investments Group, Inc. (the "Corporation").


                              ARTICLE II - PURPOSE

                 The Corporation is organized for the purpose of transacting any and all lawful business for which corporations may be organized under the laws of the United States and the laws of the State of Florida.


                          ARTICLE III - CAPITAL STOCK

                 The Corporation is authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. The Board of Directors may authorize the issuance of such stock to such persons upon such terms and for such consideration in cash, property or services as the Board of Directors may determine and as may be allowed by law. The just valuation of such property or services shall be fixed by the Board of Directors. All such stock when issued shall be fully paid and exempt from assessment.


                            ARTICLE IV - REGISTERED
                                OFFICE AND AGENT

                 The name of the registered agent of the Corporation and the street address of the registered office of this Corporation is:

                             CT Corporation System
                          1200 South Pine Island Road
                           Plantation, Florida  33324


                     ARTICLE V - CORPORATE MAILING ADDRESS

                 The principal office and mailing address of the Corporation is:

                              7700 W. Camino Real
                                   Suite 222
                           Boca Raton, Florida  33431
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                           ARTICLE VI - INCORPORATOR

         The name and address of the incorporator of the Corporation is as follows:

         Name                                               Address
         ----                                               -------
    Tera S. Fewell                                  660 East Jefferson Street
                                                      Tallahassee, FL 32301



                              ARTICLE VII - POWERS

         The Corporation shall have all of the corporate powers enumerated under Florida law.


                          ARTICLE VIII - COMMENCEMENT

         The Corporation shall commence on February 2, 1996.


                 ARTICLE IX - DIRECTOR - CONFLICTS OF INTEREST

         No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

         (a) The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or

         (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

         (c) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, committee or the shareholders.





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         A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the full extent and subject only to the limitations and provisions of the laws of the State of Florida and the laws of the United States.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.


                  ARTICLE X - NO ANTI-TAKEOVER LAW GOVERNANCE

         The Corporation shall not be governed by Sections 607.0901 or 607.0902 of the Florida Business Corporation Act or any laws related thereto.


                          ARTICLE XI - INDEMNIFICATION

         The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.


                           ARTICLE XII - FISCAL YEAR

         The fiscal year of this Corporation shall be the calendar year, unless otherwise established by the Board of Directors.


                            ARTICLE XIII - DURATION

         The duration of the Corporation is perpetual, unless sooner liquidated or dissolved in accordance with law.

         The undersigned has executed these Articles of Incorporation this 2nd day of February, 1996.

                                                  /s/ Tera S. Fewell
                                                  ----------------------------
                                                  Tera S. Fewell, Incorporator





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                         ACCEPTANCE OF REGISTERED AGENT


         Having been named to accept service of process for FROST HANNA INVESTMENTS GROUP, INC. at the place designated in the Articles of Incorporation, CT CORPORATION SYSTEMS agrees to act in this capacity, and agrees to comply with the provisions of Section 607.0505, Fla. Stat. (1991), relative to keeping open such office until such time as he shall notify the Corporation of his resignation.

         Dated this 2nd day of February, 1996.




                                        ________________________________________
                                        CT Corporation Systems










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                             ARTICLES OF AMENDMENT

                                       TO

                           ARTICLES OF INCORPORATION

                                       OF

                      FROST HANNA INVESTMENTS GROUP, INC.


         Pursuant to the provisions of Sections 607.1003 of the Florida Business Corporation Act, the Articles of Incorporation of FROST HANNA INVESTMENTS GROUP, INC., a Florida corporation (the "Corporation"), are hereby amended as follows:

         1. Article I shall be deleted in its entirety and amended to read as follows:

                               "ARTICLE I - Name

                 The name of this Corporation is "FROST HANNA CAPITAL GROUP,
INC."

         2. The foregoing amendment was duly adopted and approved by all of the shareholders and all of the directors of the Corporation by unanimous written consent in lieu of meeting on September 13, 1996. The number of votes cast for the amendment was sufficient for approval.

Dated: September 30, 1996               FROST HANNA INVESTMENTS
                                          GROUP, INC.



                                        By: /s/ Mark J. Hanna
                                           -------------------------------------
                                           Mark J. Hanna, President